PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                     SAFE HARBOR COMPLIANCE STATEMENT FOR
                          FORWARD LOOKING STATEMENTS

MARKET RISKS AND OTHER BUSINESS FACTORS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z 2 and 78u 5 (Supp. 1996), Congress encouraged public companies to make "forward looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward looking statements. Broad Street Investment VIII, Inc. (the "Company") intends to qualify both its written and oral forward looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward looking statements of the Company. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, the Company undertakes no obligation to update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

The Company provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward looking statements include the disclosures incorporated herein by reference and set forth in "Risk Factors" of Form SB-2, filed on _____________, 2002 with the Securities and Exchange Commission ("SEC") and also include the following:

General Risk Factors

THE POSSIBLE NEED FOR ADDITIONAL FINANCING MAY IMPAIR OUR ABILITY TO LOCATE THE BEST AVAILABLE BUSINESS OPPORTUNITY.

The Company has very limited funds, and such funds may not be adequate to take advantage of any available business opportunities. Even if the Company's funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, the Company may not have enough capital to exploit the opportunity. The ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, the Company's operations will be limited to those that can be financed with its modest capital.

OUR LIMITED OPERATING HISTORY MAY SEVERELY IMPACT OUR ABILITY TO OPERATE AND LOCATE THE BEST AVAILABLE BUSINESS OPPORTUNITY.

The Company was formed in April of 2001 for the purpose of registering its common stock under the 1933 Act and acquiring a business opportunity. The Company has no operating history, revenues from operations, or assets. The Company faces all of the risks of a new business and the special risks inherent in the investigation, acquisition, or involvement in a new business opportunity. The Company must be regarded as a new or "start-up" venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

REPORTING REQUIREMENTS MAY DELAY OR PRECLUDE OUR BUSINESS COMBINATION
OBJECTIVES.

Section 13 of the Securities Exchange Act of 1934 (the "1934 Act"), requires companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the 1934 Act are applicable.

THE COMPANY'S POTENTIAL BUSINESS OPPORTUNITY HAS NOT BEEN IDENTIFIED AND WILL BE HIGHLY RISKY.

The Company has not identified and has no commitments to enter into or acquire a specific business opportunity and therefore can disclose the risks and hazards of a business or opportunity that it may enter into in only a general manner, and cannot disclose the risks and hazards of any specific business or opportunity that it may enter into. A shareholder can expect a potential business opportunity to be quite risky. The Company's acquisition of or participation in a business opportunity will likely be highly illiquid and could result in a total loss to the Company and its stockholders if the business or opportunity proves to be unsuccessful.

THE COMPANY MAY NOT BE ABLE TO CONDUCT AN EXHAUSTIVE INVESTIGATION AND ANALYSIS OF POTENTIAL BUSINESS OPPORTUNITIES.

The Company's limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity before the Company commits its capital or other resources thereto. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if the Company had more funds available to it, would be desirable. The Company will be particularly dependent in making decisions upon information provided by the promoter, owner, sponsor, or others associated with the business opportunity seeking the Company's participation.
A significant portion of the Company's available funds may be expended for investigative expenses and other expenses related to preliminary aspects of completing an acquisition transaction, whether or not any business opportunity investigated is eventually acquired.

THERE WILL BE A LIMITED PARTICIPATION BY MANAGEMENT IN THE DAILY OPERATIONS OF THE COMPANY.

The Company currently has six individuals who are serving as its sole officers and directors. The Company will be heavily dependent upon their skills, talents, and abilities to implement its business plan, and may, from time to time, find that the inability of the officers and directors to devote their full time attention to the business of the Company results in a delay in progress toward implementing its business plan. Furthermore, since only six individuals are serving as the officers and directors of the Company, it will be entirely dependent upon their experience in seeking, investigating, and acquiring a business and in making decisions regarding the Company's operations. See "Management." Because investors will not be able to evaluate the merits of possible business acquisitions by the Company, they should critically assess the information concerning the Company's six officers and directors.

THERE IS A LACK OF CONTINUITY IN THE MANAGEMENT OF THE COMPANY.

The Company does not have an employment agreement with its officers and directors, and as a result, there is no assurance that they will continue to manage the Company in the future. In connection with acquisition of a business opportunity, it is likely the current officers and directors of the Company may resign. A decision to resign will be based upon the identity of the business opportunity and the nature of the transaction, and is likely to occur without the vote or consent of the stockholders of the Company.

THE COMPANY MAY HAVE TO DEPEND UPON OUTSIDE ADVISORS.

To supplement the business experience of its officers and directors, the Company may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by the Company's President without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the Company.

THE CONTROL OF THE COMPANY BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS COULD IMPEDE ITS SHAREHOLDERS FROM HAVING ANY ABILITY TO DIRECT AFFAIRS AND BUSINESS.

Our principal shareholders, officers and directors will beneficially own approximately eighty percent (80%) of our Company's common stock. As a result, such persons will have the ability to control our Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control of our Company.

OUR COMPANY'S INDEMNIFICATION OF OFFICERS AND DIRECTORS MAY RESULT IN SUBSTANTIAL EXPENDITURES BY THE COMPANY.

Our Articles of Incorporation provide for the indemnification of directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. We will also bear the expenses of such litigation for any directors, officers, employees, or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it will be unable to recoup.

RESOURCES COULD BE WASTED IN RESEARCHING ACQUISITIONS THAT ARE NOT CONSUMMATED.

It is anticipated that the investigation of specific businesses and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to participate in a specific business, the costs incurred up to that point in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business, the failure to consummate that transaction may result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and participate in additional businesses.


TIME PRESSURES MAY INCREASE THE RISK THAT WE WILL TRUNCATE OUR DUE DILIGENCE, LOWER OUR EXPECTATIONS OR LIBERALIZE OUR SELECTION STANDARDS.

If we ultimately conclude that we will be unable to negotiate a suitable business combination, comply with Rule 419 and close the proposed transactions within 18 months from the date of this prospectus, we will promptly distribute any remaining assets to our stockholders and liquidate our Company. This will increase the risk that we will truncate our due diligence, lower our expectations or liberalize our selection standards over time.

OUR OFFICERS AND DIRECTORS DO NOT HAVE ANY DIRECT EXPERIENCE WITH RULE 419 TRANSACTIONS THAT YOU CAN USE TO EVALUATE OUR FUTURE POTENTIAL.

Transactions under Rule 419 are considerably more complex than traditional shell transactions. Our officers and directors do not have any direct experience with Rule 419 transactions and their prior experience with 1934 Act shell transactions may not be a reliable indicator of their ability to complete a business combination that is subject to Rule 419. There is no assurance that we will be able to negotiate a timely business combination or that our reconfirmation offering will be successful. If we fail to accomplish either of these goals, you will not receive your shares.

REQUIRED REGULATORY DISCLOSURE RELATING TO LOW-PRICED STOCKS MAY NEGATIVELY IMPACT LIQUIDITY IN OUR COMMON STOCK.

The Company's securities, if available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefor.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-7 under the Securities Exchange Act of 1934, as amended. Because the securities of the Company may constitute "penny stocks" within the meaning of the rules, the rules would apply to the Company and to its securities. The rules may further affect the ability of owners of Shares to sell the securities of the Company in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

While the initial offering price is approximately $0.20, there may be downward pressure due to lack of demand for the Company's stock or from the Selling Shareholders. Should the trading price of the common stock drop to less than US$5.00 per share, these rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale.

An organization or entity subscribing for Interests qualifies as an "accredited investor" if it is (A) a bank as defined in Section 3(a)(2) of the Act, (B) a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, (C) a broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended (the "1934 Act"),
(D) an insurance company as defined in Section 2(13) of the Act, (E) an investment company registered under the Investment Company Act of 1940, as amended (the "IC Act"), (F) a business development company as defined in
Section 2(aX48) of the IC Act, (G) a small business investment company licensed by the United States Small Business Administration under Section 30 1(c) or
(d) of the Small Business Investment Act of 1958, as amended, (H) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000, (I) an employee benefit plan within the meaning of the Employee Retirement Income Security) Act of 1974, as amended ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser ("Plan Fiduciary") or an employee benefit plan that has total assets in excess of $5,000,000 or, if the plan is self-directed, with investment decisions made solely by persons who are accredited investors, (J) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the "1940 Act"), (K) an organization described in Section 501 (c)(3) of the Code, a corporation, a Delaware or similar business trust or a partnership, not formed for the specific purpose of acquiring Interests, with total assets in excess of 55,000,000, (L) a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring an Interest, whose purchase is directed by a sophisticated person as described in Rule 502(b)(2)(ii) of Regulation D or (M) an entity of which all of the equity owners are accredited investors.

Generally, to be an "accredited investor," an investor who is a natural person must (A) have a current net worth, individually or jointly with one's spouse, in excess of $1,000,000 or (B) have had an individual income in excess of $200,000, or joint income with one's spouse in excess of $300,000, in each of the two most recent taxable years and reasonably expect to earn the same level of income in the current taxable year.

The Company has the discretion to accept subscriptions from up to 35 non-accredited investors. The Company may also accept subscriptions in accordance with Rule 144A of the Act, provided the investor is a "qualified institutional buyer".

For purposes of this section, qualified institutional buyer shall mean:

Any of the following entities, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity:

     Any insurance company as defined in section 2 (13) of the Act;

     Note: A purchase by an insurance company for one or more of its separate accounts, as defined by section 2(a)(37) of the Investment Company Act of 1940 (the "Investment Company Act"), which are neither registered under section 8 of the Investment Company Act nor required to be so registered, shall be deemed to be a purchase for the account of such insurance company.

     Any investment company registered under the Investment Company Act or any business development company as defined in section 2(a)(48) of that Act;

     Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

     Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

     Any employee benefit plan within the meaning of title I of the Employee Retirement Income Security Act of 1974;
     Any trust fund whose trustee is a bank or trust company and whose participants are exclusively plans of the types identified in paragraph
     (a)(1)(i)(D) or (E) of this section, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

     Any business development company as defined in section 202(a)22 of the Investment Advisers Act of 1940;

     Any organization described in section 501(c) (3) of the Internal Revenue Code, corporation (other than a bank as defined in section 3(a) (2) of the Act or a savings and loan association or other institution referenced in section 3(a) (5) (A) of the Act or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; and

     Any investment adviser registered under the Investment Advisers Act.

     Any dealer registered pursuant to section 15 of the Exchange Act, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the dealer, Provided, That securities constituting the whole or a part of an unsold allotment to or subscription by a dealer as a participant in a public offering shall not be deemed to be owned by such dealer;

     Any dealer registered pursuant to section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

     Note: A registered dealer may act as agent, on a non-discretionary basis, in a transaction with a qualified institutional buyer without itself having to be a qualified institutional buyer.

     Any investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with the investment company or are part of such family of investment companies. Family of investment companies means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor), Provided That, for purposes of this section:

          Each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company; and

          Investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company's adviser (or depositor) is a majority-owned subsidiary of the other investment company's adviser (or depositor);


     Any entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; and

     Any bank as defined in section 3(a)(2) of the Act, any savings and loan association or other institution as referenced in section 3(a)(5)(A) of the Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with it and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the Rule in the case of a U.S. bank or savings and loan association, and not more than 18 months preceding such date of sale for a foreign bank or savings and loan association or equivalent institution.

The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity and the ability of stockholders to sell the common stock in the secondary market.

CURRENT PROSPECTUS AND STATE BLUE SKY REQUIREMENTS MAY IMPEDE OUR ABILITY TO OFFER COMMON STOCK IN CERTAIN JURISDICTIONS.

Currently, our stock is not registered for sale in any state. Upon approval from a state securities authority to commence trading in a specific state, the Company will file a post-effective amendment to its Prospectus in accordance with its obligations under applicable securities law. We will be able to issue shares of its common stock only if there is then a current prospectus relating to such common stock and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the common stock reside. We have undertaken and intend to file and keep current a prospectus that will permit the purchase and sale of the common stock, but there can be no assurance that we will be able to do so.

Although we intend to seek to qualify for sale the shares of common stock in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The common stock may be deprived of any value and the market for such shares may be limited if a current prospectus covering the common stock is not kept effective or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders then reside.

IF WE FAIL TO MAINTAIN EXEMPTION FROM THE INVESTMENT COMPANY ACT, OUR OPERATING FLEXIBILITY WOULD BE RESTRICTED, WHICH COULD RESULT IN NEGATIVE EFFECTS TO OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS.

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the current interpretations of the SEC, in order to qualify for this exemption, we must, among other things, maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate and an additional 25% of our assets in real estate related assets. In addition, unless certain mortgage backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus, may not qualify as qualifying interests in real estate for purposes of the 55% requirement. Our ownership of many mortgage assets, therefore, will be limited by the provisions of the Investment Company Act. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as we currently do. Any failure to qualify for this exemption would have a material adverse effect on us.


Risks for Donees

DEPENDING ON THE NATURE OF THE BUSINESS COMBINATION ENTERED INTO, IT IS POSSIBLE THAT MANAGEMENT WILL RECEIVE FAVORABLE TERMS OF EXCHANGE WITH THE TARGET COMPANY THAT WILL NOT BE AVAILABLE TO OTHER SHAREHOLDERS.

Management may actively negotiate or otherwise consent to the purchase of any portion of their common shares as a condition to or in connection with a proposed merger or acquisition transaction. It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's shareholders pursuant to the authority and discretion of the Company's management to complete acquisitions without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders, prior to any merger or acquisition, with financial statements, or any other documentation, concerning a target company or its business. In some instances, however, the proposed participation in a business opportunity may be submitted to the stockholders for their consideration, either voluntarily by such directors to seek the stockholders' advice and consent or because state law so requires.

EXISTING SHAREHOLDERS OF THE COMPANY MAY SUFFER SIGNIFICANT DILUTION TO THEIR OWNERSHIP PERCENTAGE OF THE COMPANY, INSOFAR AS THE BUSINESS COMBINATION ENTERED INTO MAY INVOLVE THE ISSUANCE OF A LARGE NUMBER OF AUTHORIZED BUT UNISSUED SHARES TO THE TARGET COMPANY.

It is likely that the Company will acquire its participation in a business opportunity through the issuance of Common Stock or other securities of the Company. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under the Internal Revenue Code of 1986, depends upon the issuance to the stockholders of the acquired company of a controlling interest (i.e. 80% or more) of the common stock of the combined entities immediately following the reorganization. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Internal Revenue Code, the Company's current stockholders would retain in the aggregate 20% or less of the total issued and outstanding shares. This could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such reorganization. Any such issuance of additional shares might also be done simultaneously with a sale or transfer of shares representing a controlling interest in the Company by the current officer, director and principal shareholders.

AS A SHAREHOLDER, YOU WILL HAVE LIMITED RIGHTS IN AN ACQUISITION.

The donees may not be afforded an opportunity specifically to approve or disapprove any particular business reorganization or acquisition. Our officers and/or directors will be able to consummate an acquisition of or by us without the approval of our shareholders.

Certain circumstances could constitute exceptions. Under applicable corporate law, only in the event of a merger, consolidation, or the sale of all or substantially all of our assets, will you as a shareholder have the right to object to the merger, consolidation, or sale and assert your dissenter's right to appraisal of your shares. Similar restrictions apply if an acquisition is consummated in the form of an exchange of securities. Though ultimately protected by the reconfirmation, this could adversely affect the furthering of your interests within the structure of the Company.

THE PRIOR EXPERIENCE OF OUR OFFICERS AND DIRECTORS HIGHLIGHTS THE INHERENT RISKS OF OUR BUSINESS STRATEGY. EVEN IF WE COMPLETE A BUSINESS COMBINATION, IT IS UNLIKELY THAT AN ACTIVE, STABLE, LIQUID AND SUSTAINED PUBLIC MARKET FOR THE STOCK OF THE COMBINED COMPANIES WILL DEVELOP.

Our officers and directors have been involved in five recent transactions involving business combinations between private companies and public shells. In each of these transactions, the stock of the combined companies has only qualified for listing on the OTC Bulletin Board or American Stock Exchange, trading has not been active, liquid or sustained, and the market prices have been volatile. Even if we complete a business combination, it is unlikely that an active, stable, liquid and sustained public market for the stock of the combined companies will develop. Donees are encouraged to independently review the available information on these prior transactions.

OUR OFFICERS HOPE TO DERIVE A SUBSTANTIAL ECONOMIC BENEFIT FROM THE GIFTING DISTRIBUTION AND THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS PLAN.

While our officers will not receive money, property or other consideration from any donee, they will continue to hold 1,250,000 founders' shares that may either be offered for resale or retained for investment. A controlling interest in a public company is usually more valuable than 100% ownership of a comparable private company. Therefore, our officers hope to derive a substantial economic benefit from the gifting distribution and the successful implementation of our business plan. Therefore, the gift cannot be viewed as a "bona fide" gift.

YOU WILL NOT BE ABLE TO SELL YOUR SHARES UNTIL WE COMPLETE A BUSINESS
COMBINATION.

All certificates for gifted shares will be promptly deposited in the Rule 419 escrow and held in trust until we close a business combination. You will not be able to sell or transfer your shares until we have completed a business combination and the escrow agent has mailed your stock certificates to you.


YOU WILL BE REQUIRED TO RETAIN OWNERSHIP OF AT LEAST 100 GIFTED SHARES FOR UP TO SIX MONTHS AFTER WE COMPLETE A BUSINESS COMBINATION.

Each donee will be required to retain ownership of at least 100 shares until the earlier of six months after the completion of a business combination or the listing of the combined companies' stock on Nasdaq. A simple quotation on the OTC Bulletin Board or the Pink Sheets will not satisfy this requirement. When the shares are released from the Rule 419 escrow, each donee will receive two certificates: one for 100 shares and a second for the balance. The certificate for 100 shares will be imprinted with a restrictive legend that describes the applicable limitations on transfer.

YOU MAY NOT BE ABLE TO RELY ON THE COLLECTIVE BUSINESS JUDGMENT OF OTHERS.

Rule 419 does not establish a fixed percentage of donees that must approve our reconfirmation offering. Instead, it only requires that our prospectus disclose the reconfirmation threshold negotiated by the parties. If a proposed transaction provides for a relatively low reconfirmation threshold, you may not be able to rely on the collective business judgment of a large number of other donees in making a reconfirmation decision. On the other hand, if a proposed transaction provides for a relatively high reconfirmation threshold, the other donees may have the power to overrule your individual decision.

WE EXPECT A BUSINESS COMBINATION TO RESULT IN A CHANGE IN CONTROL AND OUR OFFICERS WILL NOT HAVE ANY POWER TO INFLUENCE FUTURE DECISIONS OF THE COMBINED COMPANIES.

We plan to issue up to 8,250,000 acquisition shares in connection with a business combination. Therefore we expect a business combination to result in a change in control. After a change in control, the owners of the target will have the right to appoint their own officers and directors and our current officers will have no power to influence future decisions, seek a listing for our stock or take any other action to promote an active public market. There can be no assurance that we will be able to negotiate appropriate after-market support agreements or that any terms we negotiate will be effective. If the combined companies do not devote sufficient time and resources to developing and promoting an active trading market, you may be unable to sell your shares at any price.

THE PERSONAL PECUNIARY INTERESTS OF OUR OFFICERS MAY CONFLICT WITH THEIR FIDUCIARY DUTIES.

We have registered 1,250,000 founders' shares for resale. Our officers have agreed that they will not resell founders' shares at a price that represents a premium to the comparable per share value received by our donees. Nevertheless, it is likely that a business combination and the potential resale of the founders' shares will result in the transfer of property to our company and the payment of cash to our officers. Therefore, the personal pecuniary interests of our officers may conflict with their fiduciary duties. Our Company will not receive any proceeds from the sale of the founders' shares.

OUR INABILITY TO COMPENSATE OUR OFFICERS AND PRINCIPAL ADVISORS WITH CASH WILL INCREASE THE POTENTIAL FOR CONFLICTS OF INTEREST.

Certain conflicts of interest exist between the Company and its officers and directors as follows:

(a)-They have other business interests to which they devote their attention, and they may be expected to continue to do so. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as to whether certain needs of the Company may not be adequately and necessarily addressed, provided the Company's officers and directors elect to devote attention to outside interest when they could be attending to the needs of the Company;

 (b)-Certain of the Company's officers and directors own all of the issued and outstanding stock of seven (7) additional corporations (Broad Street Investment I, II, III, IV, V, VI, and VII) which are shell companies formed April 27, 2001. Thus, the Company may be in competition with Broad Street Investment I, II, III, IV, V, VI, and VII in seeking merger candidates.

    The Company's directors may also elect, in the future, to form one or more additional public shell companies with a business plan similar or identical to that of the Company. Any such additional shell companies would also be in direct competition with the Company for available business opportunities.

(c)-It is anticipated that Company's officers and directors may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. In this process, the Company's officers and/or directors may consider their own personal pecuniary benefit rather than the best interests of other Company shareholders, and the other Company shareholders are not expected to be afforded the opportunity to approve or consent to any particular stock buy-out transaction. See "Conflicts of Interest."

ALL OF OUR OUTSTANDING SHARES AND ALL THE SHARES WE PLAN TO ISSUE ARE INCLUDED IN OUR REGISTRATION STATEMENT.

We have included all of our outstanding shares and all the shares we intend to issue in our registration statement. If we are successful, all of the shares held by investors, our non-affiliated advisors and non-affiliated stockholders of the target will be eligible for immediate resale, subject to contractual resale restrictions and the applicable rules and regulations of the SEC. If a substantial number of shares are offered for sale at the same time, the market price of the stock of the combined companies will be adversely affected.


Additional Risks for Owners of Potential Targets

YOU SHOULD EXPECT INCREASED SCRUTINY FROM THE REGULATORY COMMUNITY AND SKEPTICISM FROM THE FINANCIAL COMMUNITY IF YOU ENTER INTO A BUSINESS COMBINATION WITH OUR COMPANY.

Congress has found that blank check companies have been common vehicles for fraud and manipulation in the penny stock market. Moreover, the financial community views shell transactions with a high degree of skepticism until the combined companies have been active for a sufficient period of time to demonstrate credible operating performance. Increased regulatory scrutiny and heightened market skepticism may increase your future costs of regulatory compliance and make it more difficult for the combined companies to establish an active trading market.

YOU SHOULD NOT CONSIDER A BUSINESS COMBINATION WITH OUR COMPANY IF YOU CURRENTLY NEED ADDITIONAL CAPITAL, OR WILL REQUIRE ADDITIONAL CAPITAL WITHIN 12 TO 18 MONTHS.

A business combination with our Company will not provide an effective means of accessing the capital markets. Therefore, you should not consider a business combination with our Company if you currently need additional capital, or will require additional capital within 12 to 18 months. Until the combined companies have been active for a sufficient period of time to demonstrate credible operating performance, it will be very difficult, if not impossible, for you to raise additional capital to finance the combined companies' operations. You cannot assume that the combined companies will ever be able to raise additional capital.

YOU SHOULD NOT CONSIDER A BUSINESS COMBINATION WITH OUR COMPANY IF YOU ARE SEEKING SHORT-TERM INVESTMENT LIQUIDITY FOR CORPORATE INSIDERS.

While the business combination and founders' shares have been registered under the Securities Act, all shares held by affiliates of the target will be classified as "restricted securities" that were issued on the closing date of the business combination. These shares will not be eligible for resale for a period of one year after the closing date unless the resale is affected pursuant to an effective registration statement under the Securities Act.
You should not consider a business combination with our company if you are seeking short-term investment liquidity for corporate insiders.

A BUSINESS COMBINATION WITH OUR COMPANY WILL PROBABLY NOT BE LESS EXPENSIVE THAN A TRADITIONAL IPO.

We do not have access to any material financial resources other than our cash on hand. Accordingly, a business combination with our company will probably not be less expensive for you than a traditional IPO. We expect you will expend substantial sums for:

     o The professional fees of your lawyers and accountants who will bear primary responsibility for preparing the detailed information that must be included in our post-effective amendment and disclosed to our public stockholders before we can conduct our reconfirmation offering and close a business combination;

     o Preparing and filing any additional registrations that may be necessary or desirable under state securities laws to facilitate the closing of a business combination or the development of a trading market;

     o Printing and distributing stock certificates and establishing a relationship with a transfer agent;

     o Preparing and filing any listing applications that may be necessary or desirable to facilitate the development of a trading market; and

     o Preparing and distributing the additional investor reports that are required by Rule 419.

We believe that a traditional IPO is a better alternative than a business combination with a public shell. If you have the ability to conduct a traditional IPO, we encourage you to do so. If you are not in a position to conduct a traditional IPO and you still want to go public, you should be aware that the process of effecting a business combination with a public shell is difficult, expensive and subject to numerous substantial risks that will make it very difficult to develop an active, liquid and sustained trading market for the stock of the combined companies.

THE STOCK OF THE COMBINED COMPANIES WILL NOT QUALIFY FOR AN IMMEDIATE NASDAQ LISTING AND MAY NEVER QUALIFY FOR SUCH A LISTING.

Even if your company meets the shareholders' equity and/or net income requirements for a Nasdaq listing, the combined companies will be required to meet the minimum distribution, active market maker and minimum market price requirements before it can apply for a Nasdaq listing. There is no assurance that our Rule 419 offering will provide a sufficient number of stockholders to meet the Nasdaq listing requirements. In addition, Nasdaq generally requires an established trading history of 45 to 90 days at a price that exceeds listing standards before it will consider a listing application. Therefore, the stock of the combined companies will have to begin trading on the OTC Bulletin Board, and wait to apply for a Nasdaq listing until all of the listing standards are satisfied. The OTC Bulletin Board is different from the Nasdaq system in that it does not impose listing standards; provide automated trade executions; maintain relationships with quoted issuers;
or impose the same obligations on market makers. Because of the minimum distribution, active market maker and minimum trading price requirements, there can be no assurances that the stock of the combined companies will ever qualify for a Nasdaq listing.


OUR CURRENT STOCKHOLDERS ARE LIKELY TO BE "SELLERS" OF SHARES AND THE AVAILABILITY OF LARGE QUANTITIES OF STOCK MAY IMPEDE THE DEVELOPMENT OF A TRADING MARKET OR MAKE THE MARKET MORE VOLATILE.

Holders of founder and donee shares will have no cash at risk in the stock of the combined companies. If you enter into a business combination with our Company, the holders of founders' shares and our public stockholders may be willing to sell their shares at a price that is substantially below the minimum price required for a Nasdaq listing. In such an event, the market may have to absorb a substantial portion of the shares owned by our existing stockholders, thereby increasing the volatility of any market that does develop.

WE ARE NOT INVESTMENT BANKERS AND YOU WILL NEED TO DEVOTE SUBSTANTIAL TIME, EFFORT AND EXPENSE TO THE DEVELOPMENT OF AN ACTIVE TRADING MARKET FOR THE STOCK OF THE COMBINED COMPANIES.

We are not investment bankers and we have no ability to promote a public market for combined companies' stock. The subscription agreements for the business combination shares will prohibit holders of such shares, as well as holders of founders' shares, from engaging in any activities that promote, maintain or influence a market for the stock of the combined companies. Therefore, you will need to devote substantial time, effort and expense to the development and maintenance of a trading market. If you are unwilling or unable to devote adequate resources to the development and maintenance of an active market, the market price for the stock will decline and such declines are likely to be permanent.

IF THE COMBINED COMPANIES ARE SUCCESSFUL, THERE MAY NOT BE ENOUGH SHARES AVAILABLE TO SATISFY THE MARKET.

Our capital structure has been designed to foster the development of an orderly trading market. However, if the combined companies are successful, the relatively small number of freely transferable shares may make it difficult to satisfy market demands. Our existing stockholders can be expected to maximize their personal benefit and if substantial quantities of our shares are withheld from the market, the supply and demand imbalances may drive the market price of the stock of the combined companies to levels that cannot be sustained over the long-term.